Exhibit 5

OPINION OF LUSE GORMAN POMERENK & SCHICK, P.C.

LUSE GORMAN POMERENK & SCHICK
A PROFESSIONAL CORPORATION
ATTORNEYS AT LAW

5335 WISCONSIN AVENUE, N.W., SUITE 780
WASHINGTON, D.C. 20015

TELEPHONE (202) 274-2000
FACSIMILE (202) 362-2902
www.luselaw.com

May 31, 2013

Board of Directors
The Bancorp, Inc.
409 Silverside Road
Wilmington, Delaware 19809

Re:	The Bancorp, Inc. Stock Option and Equity Plan of 2013
Registration Statement on Form S-8

Ladies and Gentlemen:

You have requested the opinion of this firm as to certain matters in connection with the issuance of The Bancorp, Inc. (the “Company”) common stock, par value $1.00 per share (the “Common Stock”), pursuant to The Bancorp, Inc. Stock Option and Equity Plan of 2013 (the “Equity Plan”).

In rendering the opinion expressed herein, we have reviewed the Certificate of Incorporation of the Company, the Equity Plan,  the Company’s Registration Statement on Form S-8 (the “Form S-8”), as well as applicable statutes and regulations governing the Company.  We have assumed the authenticity, accuracy and completeness of all documents in connection with the opinion expressed herein.  We have also assumed the legal capacity and genuineness of the signatures of persons signing all documents in connection with which the opinions expressed herein are rendered.

Based on the foregoing, we are of the following opinion:

Upon the effectiveness of the Form S-8, the Common Stock, when issued in connection with the equity awards granted pursuant to the Equity Plan will be legally issued, fully paid and non-assessable.

This opinion has been prepared solely for the use of the Company in connection with the preparation and filing of the Form S-8, and should not be used for any other purpose or relied upon by any other person without the prior written consent of this firm.  We hereby consent to the use of this opinion in the Form S-8.

Very truly yours,

/s/ Luse Gorman Pomerenk & Schick
LUSE GORMAN POMERENK & SCHICK
A Professional Corporation